EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2015, with respect to the consolidated financial statements and schedule included in the Annual Report of Institutional Financial Markets, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Institutional Financial Markets, Inc. on Forms S-3 (File No. 333-193975, effective May 14, 2014); (File No. 333-191887, effective January 27, 2014); and (File No. 333-172194, effective April 28, 2011) and on Forms S-8 (File No. 333-195056, effective April 4, 2014); (File No. 333-174281, effective May 17, 2011); (File No. 333-166387, effective April 29, 2010); and (File No. 333-166386, effective April 29, 2010).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 9, 2015